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                                     FORM OF
                         SHAREHOLDER SERVICES AGREEMENT

     THIS SHAREHOLDER SERVICES AGREEMENT is made and entered into as of ______________ by and between GENWORTH LIFE AND ANNUITY INSURANCE COMPANY (the "Company") and AMERICAN CENTURY INVESTMENT SERVICES, INC. ("Distributor").

     WHEREAS, the Company offers to the public certain group and individual variable annuity and variable life insurance contracts (the "Contracts"); and

     WHEREAS, the Company wishes to make available as investment options under the Contracts Class I of the funds listed in EXHIBIT A (the "Funds") which may be amended from time to time, each of which is a series of mutual fund shares registered under the Investment Company Act of 1940, as amended and issued by American Century Variable Portfolios, Inc. (the "Issuer"); and

     WHEREAS, on the terms and conditions hereinafter set forth, Distributor desires to make shares of the Funds available as investment options under the Contracts and to retain the Company to perform certain administrative services on behalf of the Funds, and the Company is willing and able to furnish such services.

     NOW, THEREFORE, the Company and Distributor agree as follows:

     1. TRANSACTIONS IN THE FUNDS. Subject to the terms and conditions of this Agreement, Distributor will cause the Issuer to make shares of the Funds available to be purchased, exchanged, or redeemed, by or on behalf of the Separate Accounts (defined in SECTION 7(a) below) through a single account per Fund at the net asset value applicable to each order. The Funds' shares shall be purchased and redeemed on a net basis in such quantity and at such time as determined by the Company to satisfy the requirements of the Contracts for which the Funds serve as underlying investment media. Dividends and capital gains distributions will be automatically reinvested in full and fractional shares of the Funds.

     2. ADMINISTRATIVE SERVICES. The Company agrees to provide all administrative services for the Contract owners, including but not limited to those services specified in EXHIBIT B (the "Administrative Services"). Neither Distributor nor the Issuer shall be required to provide Administrative Services for the benefit of Contract owners. The Company agrees that it will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services, and will otherwise comply with all laws, rules and regulations applicable to the marketing of the Contracts and the provision of the Administrative Services. Upon request, the Company will provide Distributor or its representatives reasonable information regarding the quality of the Administrative Services being provided and its compliance

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with the terms of this Agreement.

     3. TIMING OF TRANSACTIONS. Distributor hereby appoints the Company as agent for the Funds for the limited purpose of accepting purchase and redemption orders for Fund shares from the Contract owners. On each day the New York Stock Exchange (the "Exchange") is open for business (each, a "Business Day"), the Company may receive instructions from the Contract owners for the purchase or redemption of shares of the Funds ("Orders"). Orders received and accepted by the Company prior to the close of regular trading on the Exchange (the "Close of Trading") on any given Business Day (currently, 4:00 p.m. Eastern time) and transmitted to the Funds' transfer agent by 8:30 a.m. Eastern time on the next Business Day will be executed at the net asset value determined as of the Close of Trading on such Business Day. Any Orders received by the Company on such day but after the Close of Trading, and all Orders that are transmitted to the Funds' transfer agent after 8:30 a.m. Eastern time on the next Business Day, will be executed at the net asset value determined as of the Close of Trading on the next Business Day following the day of receipt of such Order. The day as of which an Order is executed by the Funds' transfer agent pursuant to the provisions set forth above is referred to herein as the "Trade Date". All orders are subject to acceptance or rejection by Distributor or the Funds in the sole discretion of either of them.

     4. PROCESSING OF TRANSACTIONS.

     (a) If transactions in Fund shares are to be settled through the National Securities Clearing Corporation's Mutual Fund Settlement, Entry, and Registration Verification (Fund/SERV) system, the terms of the Fund/SERV and Networking Agreement, between Company and American Century Services Corporation, an affiliate of Distributor, shall apply.

     (b) If transactions in Fund shares are to be settled directly with the Funds' transfer agent; the following provisions shall apply:

          (1) By 6:30 p.m. Eastern time on each Business Day, Distributor (or one of its affiliates) will provide to the Company via facsimile or other electronic transmission acceptable to the Company the Funds' net asset value, dividend and capital gain information and, in the case of income funds, the daily accrual for interest rate factor (mil rate), determined at the Close of Trading.

          (2) By 8:30 a.m. Eastern time on the next Business Day, the Company will provide to Distributor via facsimile or other electronic transmission acceptable to Distributor a report stating whether the instructions received by the Company from Contract owners by the Close of Trading on such Business Day resulted in the Separate Accounts being a net purchaser or net seller of shares of the Funds. As used in this Agreement, the phrase "other electronic transmission acceptable to Distributor" includes the use of remote computer terminals located at the premises of the Company, its agents or affiliates, which terminals may be linked electronically to the computer system of Distributor, its agents or affiliates (hereinafter, "Remote Computer Terminals").


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          (3) Upon the timely receipt from the Company of the report described in (2) above, the Funds' transfer agent will execute the purchase or redemption transactions (as the case may be) at the net asset value computed as of the Close of Trading on the Trade Date. Payment for net purchase transactions shall be made by wire transfer to the applicable Fund custodial account designated by the Funds on the Business Day next following the Trade Date. Such wire transfers shall be initiated by the Company's bank prior to 4:00 p.m. Eastern time and received by the Funds prior to 6:00 p.m. Eastern time on the Business Day next following the Trade Date ("T+1"). If payment for a purchase Order is not timely received, such Order will be, at Distributor's option, either (i) executed at the net asset value determined on the Trade Date, and the Company shall be responsible for all costs to Distributor or the Funds resulting from such delay, or (ii) executed at the net asset value next computed following receipt of payment. Payments for net redemption transactions shall be made by wire transfer by the Issuer to the account(s) designated by the Company on T+1; PROVIDED, HOWEVER, the Issuer reserves the right to settle redemption transactions within the time period set forth in the applicable Fund's then-current prospectus. On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of Orders. Orders will be settled on the next Business Day on which the Federal Reserve Wire Transfer System is open and the original Trade Date will apply.

     5. PROSPECTUS AND PROXY MATERIALS.

     (a) Distributor shall provide the Company with copies of the Issuer's proxy materials, periodic fund reports to shareholders and other materials that are required by law to be sent to the Issuer's shareholders. In addition, Distributor shall provide the Company with a sufficient quantity of prospectuses of the Funds to be used in conjunction with the transactions contemplated by this Agreement, together with such additional copies of the Issuer's prospectuses as may be reasonably requested by Company. If the Company provides for pass-through voting by the Contract owners, or if the Company determines that pass-through voting is required by law, Distributor will provide the Company with a sufficient quantity of proxy materials for each, as directed by the Company. If requested by the Company, Distributor shall provide such documentation (including a "camera ready" copy of the new prospectus as set in type or, at the request of the Company, as a diskette in the form sent to the printer) and other assistance as is reasonably necessary in order for the parties hereto once a year (or more frequently if the Funds' prospectuses are supplemented or amended) to have the prospectus or private offering memorandum for the Contracts and the prospectuses for the Funds printed together in one document together with other funds available under the Contracts. If the Company chooses to print such documents itself, the Company shall be responsible for any printing costs. All Information should be provided to the Company within a reasonable period so that the Company may fulfill its regulatory obligations.

     (b) Distributor will provide the Company with at least one complete copy of all prospectuses, statements of additional information, annual and semi-annual reports, proxy statements and all amendments or supplements to any of the above that relate to the Funds as


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soon as reasonably practicable after the filing of each such document with the
Securities and Exchange Commission (the "SEC") or other regulatory authority or is available for shareholders. The Company will provide Distributor with at least one complete copy of all prospectuses, private offering memoranda, statements of additional information, annual and semi-annual reports, proxy statements and all amendments or supplements to any of the above that relate to an Account as soon as reasonably practicable after the filing, if applicable, of each such document with the SEC or other regulatory authority or after it is available for shareholders.

     (c) The cost of any distribution of prospectuses, proxy materials, periodic fund reports and other materials of the Issuer to the Contract owners shall be paid by the Company and shall not be the responsibility of Distributor or the Issuer.

     6. COMPENSATION AND EXPENSES.

     (a) The Separate Accounts shall be the sole shareholder of Fund shares purchased for the Contract owners pursuant to this Agreement (the "Record Owner"). The Record Owner shall properly complete any applications or other forms required by Distributor or the Issuer from time to time.

     (b) Distributor acknowledges that it will derive a substantial savings in administrative expenses, such as a reduction in expenses related to postage, shareholder communications and recordkeeping, by virtue of having a single shareholder account per Fund for the Separate Accounts rather than having each Contract owner as a shareholder. In consideration of the Administrative Services and performance of all other obligations under this Agreement by the Company, Distributor will pay the Company a fee (the "Administrative Services Fee") equal to __ basis points (___%) per annum of the average aggregate amount invested by the Company in Class I shares of the Funds and __ basis points (___%) per annum of the average aggregate amount invested by the Company in Class II shares of the VP Inflation Protection Fund under this Agreement.

     (c) In consideration of performance of the Distribution Services specified on EXHIBIT D by the Company, Distributor will pay the Company a fee (the "Distribution Fee") of __ basis points (___%) of the average aggregate amount invested by the Company in Class II shares of the VP Inflation Protection Fund under this Agreeement

     (d) For the purposes of computing the payment to the Company contemplated by this SECTION 6, the average aggregate amount invested by the Company on behalf of the Separate Accounts in the Funds over a one month period shall be computed by totaling the Company's aggregate investment (share net asset value multiplied by total number of shares of the Funds held by the Company) on each Business Day during the month and dividing by the total number of Business Days during such month.

     (d) Distributor will calculate the amount of the payment to be made pursuant to this


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SECTION 6 at the end of each calendar quarter and will make such payment to the
Company within 30 days thereafter. The check for such payment will be accompanied by a statement showing the calculation of the amounts being paid by Distributor for the relevant months and such other supporting data as may be reasonably requested by the Company and shall be mailed to:


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                    Genworth Life and Annuity Insurance Company
                    6610 W. Broad Street
                    Richmond, VA 23230
                    Attention: Variable Accounting
                    Phone No.: _________________________________________________
                    Fax No.: ___________________________________________________

     7. REPRESENTATIONS.

     (a) The Company represents and warrants that (i) this Agreement has been duly authorized by all necessary corporate action and, when executed and delivered, shall constitute the legal, valid and binding obligation of the Company, enforceable in accordance with its terms; (ii) it has established the Separate Accounts listed on EXHIBIT C, each of which is a duly authorized and established separate account under the laws of the Commonwealth of Virginia, and has registered each Separate Account as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act"), unless otherwise exempt therefrom to serve as an investment vehicle for the Contracts; (iii) each Contract provides for the allocation of net amounts received by the Company to a Separate Account for investment in the shares of one or more specified investment companies selected among those companies available through the Separate Account to act as underlying investment media; (iv) selection of a particular investment company is made by the Contract owner under a particular Contract, who may change such selection from time to time in accordance with the terms of the applicable Contract; and (v) the activities of the Company contemplated by this Agreement comply in all material respects with all provisions of federal and state securities laws applicable to such activities.

     (b) Distributor represents that (i) this Agreement has been duly authorized by all necessary corporate action and, when executed and delivered, shall constitute the legal, valid and binding obligation of Distributor, enforceable in accordance with its terms; (ii) the investments of the Funds will at all times be adequately diversified within the meaning of Section 817(h) of the Internal Revenue Service Code of 1986, as amended (the "Code"), and the regulations thereunder, and that at all times while this Agreement is in effect, all beneficial interests in each of the Funds will be owned by one or more insurance companies or by any other party permitted under Section 1.817-5(f)(3) of the Regulations promulgated under the Code; (iii) each Fund has elected to be taxed as a "regulated investment company" under Subchapter M of the Code; (iv) the prospectus of each Fund complies in all material respects with federal and state securities laws; (v) shares of the Issuer are registered and authorized for sale in accordance with all federal and state securities laws; and (vi) it is duly registered and licensed under all applicable federal and state securities laws where the failure to be so registered would have a material adverse effect on its business.

     (c) The Company represents that the Contracts are currently, and at the time of issuance shall be treated as life insurance or annuity contracts, under applicable provisions of the Code, and that it will make every effort to maintain such treatment, and that it will notify the Issuer and the Distributor immediately upon having a reasonable basis for believing the Contracts have ceased to


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be so treated or that they might not be so treated in the future. The Company agrees that any prospectus offering a contract that is a "modified endowment contract" as that term is defined in Section 7702A of the Code (or any successor or similar provision), shall identify such contract as a modified endowment contract.

     (d) The Distributor represents and warrants that it is a member in good standing of the NASD and is registered as a broker-dealer with the Securities and Exchange Commission. The Distributor further represents that it will sell and distribute the shares of the Funds in accordance with any applicable state and federal securities laws.

     (e) The Distributor represents and warrants that all of its trustees, directors, officers, employees, investment advisers and other individuals or entities dealing with the money and/or securities of the Funds are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than the minimum coverage as required currently by Rule 17g-1 of the 1940 Act or such related provisions as may be promulgated from time to time. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

     (f) The Company represents and warrants that all of its directors, officers, employees, investment advisers and other individuals or entities employed or controlled by the Company dealing with the money and/or securities of the Separate Account are covered by a blanket fidelity bond or similar coverage for the benefit of the Separate Account. The aforesaid bond includes coverage for larceny and embezzlement and is issued by a reputable bonding company. The Company agrees to hold for the benefit of the Distributor and to pay the Distributor any amount lost from larceny, embezzlement or other events covered by the aforesaid bond to the extent such amounts properly belong to the Distributor pursuant to the terms of this Agreement. The Company agrees to make all reasonable efforts to see that this bond or another bond containing these provisions is always in effect, and agrees to notify the Distributor in the event that such coverage no longer applies.

     8. ADDITIONAL COVENANTS AND AGREEMENTS.

     (a) Each party shall comply with all provisions of federal and state laws applicable to its respective activities under this Agreement. All obligations of each party under this Agreement are subject to compliance with applicable federal and state laws.

     (b) Each party shall promptly notify the other party in the event that it is, for any reason, unable to perform any of its obligations under this Agreement.

     (c) The Company covenants and agrees that all Orders accepted and transmitted by it hereunder with respect to each Separate Account on any Business Day will be based upon


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instructions that it received from the Contract owners, in proper form prior to the Close of Trading of the Exchange on that Business Day. The Company shall time stamp all Orders or otherwise maintain records that will enable the Company to demonstrate compliance with SECTION 8(c) hereof.

     (d) The Company covenants and agrees that all Orders transmitted to the Issuer, whether by telephone, telecopy, or other electronic transmission acceptable to Distributor, shall be sent by or under the authority and direction of a person designated by the Company as being duly authorized to act on behalf of the owner of the Separate Accounts. Distributor shall be entitled to rely on the existence of such authority and to assume that any person transmitting Orders for the purchase, redemption or transfer of Fund shares on behalf of the Company is "an appropriate person" as used in Sections 8-107 and 8-401 of the Uniform Commercial Code with respect to the transmission of instructions regarding Fund shares on behalf of the owner of such Fund shares. The Company shall maintain the confidentiality of all passwords and security procedures issued, installed or otherwise put in place with respect to the use of Remote Computer Terminals and assumes full responsibility for the security therefor. The Company further agrees to be responsible for the accuracy, propriety and consequences of all data transmitted to Distributor by the Company by telephone, telecopy or other electronic transmission acceptable to Distributor.

     (e) The Company agrees that, to the extent it is able to do so, it will use its best efforts to give equal emphasis and promotion to shares of the Funds as is given to other underlying investments of the Separate Accounts, subject to applicable Securities and Exchange Commission rules. In addition, the Company shall not impose any fee, condition, or requirement for the use of the Funds as investment options for the Contracts that operates to the specific prejudice of the Funds VIS-A-VIS the other investment media made available for the Contracts by the Company.

     (f) The Company shall not, without the written consent of Distributor, make representations concerning the Issuer or the shares of the Funds except those contained in the then-current prospectus and/or Statement of Additional Information and in current printed sales literature approved by Distributor or the Issuer.

     (g) The Distributor shall not, without the written consent of the Company, make representations concerning the Company except for those contained in the then current prospectus and/or Statement of Additional Information for the Contracts and in current printed sales literature approved by the Company.

     (h) Advertising and sales literature with respect to the Issuer or the Funds prepared by the Company or its agents, if any, for use in marketing shares of the Funds as underlying investment media to Contract owners shall be submitted to Distributor for review and approval before such material is used.

     (i) Advertising and sales literature with respect to the Company prepared by the Distributor, if any, shall be submitted to the Company for review and approval before such material is used. The Company shall use its best efforts to review such material and provide comments, if


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any, within a timely manner. If the Distributor does not receive any form acknowledgement from the Company with regard to the advertising and sales literature, it will assume the Company approves of the content of such material.

     9. USE OF NAMES. Except as otherwise expressly provided for in this Agreement, neither Distributor nor any of its affiliates nor the Funds shall use any trademark, trade name, service mark or logo of the Company, or any variation of any such trademark, trade name, service mark or logo, without the Company's prior written consent, the granting of which shall be at the Company's sole option. Except as otherwise expressly provided for in this Agreement, the Company shall not use any trademark, trade name, service mark or logo of the Issuer, Distributor or any variation of any such trademarks, trade names, service marks, or logos, without the prior written consent of either the Issuer or Distributor, as appropriate, the granting of which shall be at the sole option of Distributor and/or the Issuer.

     10. PROXY VOTING.

     (a) The Company shall provide pass-through voting privileges to all Contract owners so long as the SEC continues to interpret the 1940 Act as requiring such privileges. It shall be the responsibility of the Company to assure that it and the separate accounts of the other Participating Companies (as defined in SECTION 12(a) below) participating in any Fund calculate voting privileges in a consistent manner.

     (b) The Company will distribute to Contract owners all proxy material furnished by Distributor to the Company in a timely manner and will vote shares in accordance with instructions received from such Contract owners. (If the Company does not receive all proxy materials in time to distribute to Contract owners for pass-through voting privileges, it will abstain from voting.) The Company shall vote Fund shares for which no voting instructions are received in the same proportion as shares for which such instructions have been received. The Company and its agents shall not oppose or interfere with the solicitation of proxies for Fund shares held for such Contract owners.

     11. INDEMNITY.

     (a) Distributor agrees to indemnify and hold harmless the Company and its officers, directors, employees, agents, affiliates and each person, if any, who controls the Company within the meaning of the Securities Act of 1933 (collectively, the "Indemnified Parties" for purposes of this SECTION 11(a)) against any losses, claims, expenses, damages or liabilities (including amounts paid in settlement thereof) or litigation expenses (including legal and other expenses) (collectively, "Losses"), to which the Indemnified Parties may become subject, insofar as such Losses result from a breach by Distributor of a material provision of this Agreement. Distributor will reimburse any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses. Distributor shall not be liable for indemnification hereunder if such Losses are attributable to the negligence or misconduct of the Company in


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performing its obligations under this Agreement.

     (b) The Company agrees to indemnify and hold harmless Distributor and the Issuer, and their respective officers, directors, employees, agents, affiliates and each person, if any, who controls Issuer or Distributor within the meaning of the Securities Act of 1933 (collectively, the "Indemnified Parties" for purposes of this SECTION 11(b)) against any Losses to which the Indemnified Parties may become subject, insofar as such Losses result from a breach by the Company of a material provision of this Agreement or the use by any person of the Remote Computer Terminals. The Company will reimburse any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses. The Company shall not be liable for indemnification hereunder if such Losses are attributable to the negligence or misconduct of Distributor or the Issuer in performing their obligations under this Agreement.

     (c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this SECTION 11. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this SECTION 11 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

     (d) If the indemnifying party assumes the defense of any such action, the indemnifying party shall not, without the prior written consent of the indemnified parties in such action, settle or compromise the liability of the indemnified parties in such action, or permit a default or consent to the entry of any judgment in respect thereof, unless in connection with such settlement, compromise or consent, each indemnified party receives from such claimant an unconditional release from all liability in respect of such claim.

     12. POTENTIAL CONFLICTS

     (a) The Company has received a copy of an application for exemptive relief, as amended, filed by the Issuer on December 21, 1987, with the SEC and the order issued by the SEC in response thereto (the "Shared Funding Exemptive Order"). The Company has reviewed the conditions to the requested relief set forth in such application for exemptive relief. As set forth in such application, the Board of Directors of the Issuer (the "Board") will monitor the Issuer for the existence of any material irreconcilable conflict between the interests of the contract owners of all separate accounts ("Participating Companies") investing in funds of the Issuer. An irreconcilable


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material conflict may arise for a variety of reasons, including: (i) an action by any state insurance regulatory authority; (ii) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar actions by insurance, tax or securities regulatory authorities; (iii) an administrative or judicial decision in any relevant proceeding; (iv) the manner in which the investments of any portfolio are being managed; (v) a difference in voting instructions given by variable annuity contract owners and variable life insurance contract owners; or (vi) a decision by an insurer to disregard the voting instructions of contract owners. The Board shall promptly inform the Company if it determines that an irreconcilable material conflict exists and the implications thereof.

     (b) The Company will report any potential or existing conflicts of which it is aware to the Board. The Company will assist the Board in carrying out its responsibilities under the Shared Funding Exemptive Order by providing the Board with all information reasonably necessary for the Board to consider any issues raised. This includes, but is not limited to, an obligation by the Company to inform the Board whenever contract owner voting instructions are disregarded.

     (c) If a majority of the Board, or a majority of its disinterested Board members, determines that a material irreconcilable conflict exists with regard to contract owner investments in a Fund, the Board shall give prompt notice to all Participating Companies. If the Board determines that the Company is responsible for causing or creating said conflict, the Company shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the disinterested Board members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict. Such necessary action may include but shall not be limited to:

          (i) withdrawing the assets allocable to the Separate Accounts from the Fund and reinvesting such assets in a different investment medium or submitting the question of whether such segregation should be implemented to a vote of all affected contract owners and as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Companies) that votes in favor of such segregation, or offering to the affected contract owners the option of making such a change; and/or

          (ii) establishing a new registered management investment company or managed separate account.

     (d) If a material irreconcilable conflict arises as a result of a decision by the Company to disregard its contract owner voting instructions and said decision represents a minority position or would preclude a majority vote by all of its contract owners having an interest in the Issuer, the Company at its sole cost, may be required, at the Board's election, to withdraw a Separate Account's investment in the Issuer and terminate this Agreement; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board.


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     (e) For the purpose of this SECTION 12, a majority of the disinterested
Board members shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Issuer be required to establish a new funding medium for any Contract. The Company shall not be required by this SECTION 12 to establish a new funding medium for any Contract if an offer to do so has been declined by vote of a majority of the Contract owners materially adversely affected by the irreconcilable material conflict.

     13. TERMINATION; WITHDRAWAL OF OFFERING. This Agreement may be terminated by either party upon 180 days' prior written notice to the other party, or, on 60 days' written notice pursuant to a vote of a majority f the outstanding securities of the Funds. Notwithstanding the above, each Issuer reserves the right, without prior notice, to suspend sales of shares of any Fund, in whole or in part, or to make a limited offering of shares of any of the Funds in the event that (A) any regulatory body commences formal proceedings against the Company, Distributor, or any of the Issuers, which proceedings Distributor reasonably believes may have a material adverse impact on the ability of the Issuers or the Company to perform its obligations under this Agreement or (B) in the judgment of Distributor, declining to accept any additional instructions for the purchase or sale of shares of any such Fund is warranted by market, economic or political conditions. Notwithstanding the foregoing, this Agreement may be terminated immediately (i) by any party as a result of any other breach of this Agreement by another party, which breach is not cured within 30 days after receipt of notice from the other party, (ii) by any party upon a determination that continuing to perform under this Agreement would, in the reasonable opinion of the terminating party's counsel, violate any applicable federal or state law, rule, regulation or judicial order, (iii) by a vote of a majority of the independent directors of any of the Issuers, or (iv) upon assignment by either party. Termination of this Agreement shall not affect the obligations of the parties to make payments under SECTION 4 for Orders received by the Company prior to such termination and shall not affect the Issuer's obligation to maintain the Accounts. Following termination, Distributor shall not have any Administrative Services payment obligation to the Company (except for payment obligations accrued but not yet paid as of the termination date).

     14. NON-EXCLUSIVITY. Both parties acknowledge and agree that this Agreement and the arrangement described herein are intended to be non-exclusive and that each party is free to enter into similar agreements and arrangements with other entities.

     15. SURVIVAL. The provisions of SECTION 9 (Use of Names) and SECTION 11 (Indemnity) of this Agreement shall survive termination of this Agreement.

     16. AMENDMENT. Neither this Agreement, nor any provision hereof, may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all of the parties hereto.

     17. NOTICES. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, telecopier, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties.

     To the Company:

                    Genworth Life & Annuity Insurance Company
                    6610 West Broad Street
                    Richmond, Virginia 23230
                    Attn: Office of General Counsel
                    (804) 281-6910 (office number)
                    (804) 281-6005 (telecopy number)

     To the Issuer or Distributor:

                    American Century Investment Services, Inc.
                    4500 Main Street
                    Kansas City, Missouri 64111
                    Attention: Janet A. Nash, Esq.
                    (816) 340-7480 (office number)
                    (816) 340-4964 (telecopy number)

Any notice, demand or other communication given in a manner prescribed in this
SECTION 17 shall be deemed to have been delivered on receipt.

     18. SUCCESSORS AND ASSIGNS. This Agreement may not be assigned and will be terminated automatically upon any attempted assignment. This Agreement shall be binding upon and inure to the benefit both parties hereto.

     19. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

     20. SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     21. ENTIRE AGREEMENT. This Agreement, including the attachments hereto, constitutes the entire agreement between the parties with respect to the matters dealt with herein, and supersedes the Shareholder Services Agreement dated August 20, 2002, as amended on May 1, 2005, and all other previous agreements, written or oral, with respect to such matters.

     If the foregoing correctly sets forth our understanding, please indicate your agreement to and acceptance thereof by signing below, whereupon this Agreement shall become a binding agreement between us as of the latest date indicated.

                                        AMERICAN CENTURY INVESTMENT
                                        SERVICES, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ---------------------------------
                                        Title:
                                               ---------------------------------
                                        Date:
                                              ----------------------------------

We agree to and accept the terms of the foregoing Agreement.


                                        GENWORTH LIFE AND ANNUITY
                                        INSURANCE COMPANY


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------
                                        Date:
                                              ----------------------------------

                                    EXHIBIT A

Available Investment Options:

CLASS I FUNDS

VP Balanced Fund
VP Income & Growth Fund
VP Capital Appreciation Fund
VP International Fund
VP Ultra Fund
VP Value Fund
VP Vista Fund

CLASS II FUNDS

VP Inflation Protection Fund

                                    EXHIBIT B

                             ADMINISTRATIVE SERVICES

Pursuant to the Agreement to which this is attached, the Company shall perform all administrative and shareholder services required or requested under the Contracts with respect to the Contract owners, including, but not limited to, the following:

     1. Maintain separate records for each Contract owner, which records shall reflect the shares purchased and redeemed and share balances of such Contract owners. The Company will maintain a single master account with each Fund on behalf of the Contract owners and such account shall be in the name of the Company (or its nominee) as the record owner of shares owned by the Contract owners.

     2. Disburse or credit to the Contract owners all proceeds of redemptions of shares of the Funds and all dividends and other distributions not reinvested in shares of the Funds.

     3. Prepare and transmit to the Contract owners, as required by law or the Contracts, periodic statements showing the total number of shares owned by the Contract owners as of the statement closing date, purchases and redemptions of Fund shares by the Contract owners during the period covered by the statement and the dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Fund shares), and such other information as may be required, from time to time, by the Contracts.

     4. Transmit purchase and redemption orders to the Funds on behalf of the Contract owners in accordance with the procedures set forth in SECTION 4 to the Agreement.

     5. Distribute to the Contract owners copies of the Funds' prospectus, proxy materials, periodic fund reports to shareholders and other materials that the Funds are required by law or otherwise to provide to their shareholders or prospective shareholders.

     6. Maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services for the Contracts.

                                    EXHIBIT C

Registered Accounts

               NAME                   SEC FILE NUMBER   DATE ESTABLISHED   RENAME DATE
--------------------------------------------------------------------------------------
Genworth Life & Annuity VL Separate                     August 21, 1986        TBD
              Account

Genworth Life & Annuity VA Separate                     August 19, 1987        TBD
             Account 1

Unregistered Accounts

              NAME                 DATE ESTABLISHED   RENAME DATE
-----------------------------------------------------------------
Genworth Life & Annuity Group VA     May 20, 1996         TBD
       Separate Account 1

Genworth Life & Annuity Group VA          TBD             N/A
       Separate Account 2

                                    EXHIBIT D

                              DISTRIBUTION SERVICES

Pursuant to the Agreement to which this is attached, the Company shall perform distribution services for Class II VP Inflation Protection Fund shares, including, but not limited to, the following:

1. Receive and answer correspondence from prospective shareholders, including distributing prospectuses, statements of additional information and shareholder reports.

2. Provide facilities to answer questions from prospective investors about Fund shares.

3. Assist investors in completing application forms and selecting dividend and other account options.

4. Provide other reasonable assistance in connection with the distribution of Fund shares.